EXHIBIT 10.1

amendment No. 1
to the
ALLY FINANCIAL INC. Severance plan document and summary plan description

The Ally Financial Inc. Severance Plan (the “Plan”), originally effective January 1, 2009 and as most recently amended on June 4, 2015, is hereby again amended effective December 28, 2017 as follows:

Section II(C) of the Plan is amended in its entirety to read as follows:

Band 2 Employees who participated in the LTECIP by virtue of an RSU award issued prior to January 1, 2012 or who were hired with eligibility for Ally Supplemental Benefits prior to January 1, 2012, and all Band 1 Employees with the exception of the Chief Executive Officer of Ally Financial Inc. (“CEO”) and the Purview Executives (designated as such from time to time by the Compensation, Nominating, and Governance Committee of the Company’s Board of Directors) will participate in this Plan at Benefit Level II described herein and be referred to as Level II Participants; provided, however, that persons who participate in the LTECIP solely as the result of receiving a Key Contributor Share Unit award (a “KCSU”) are not Level II Participants. KCSU recipients will participate in the Plan at Benefit Level I described herein and remain Level I Participants regardless of whether they received the KCSUs under the LTECIP or the Ally Financial Inc. 2014 Incentive Compensation Plan.

Section II of the Plan is amended by the addition of the following subsection (D):

The CEO and Purview Executives will participate in this Plan at Benefit Level III described herein and be referred to as Level III Participants.

Section IV(C) of the Plan is amended in its entirety to read as follows:

C. Level III Participants are eligible for the following Severance Pay:

1.	In the event of a Qualified Termination of Employment or a Termination of Service without Cause (as defined in the Ally Financial Inc. Incentive Compensation Plan, a “Termination of Service” and “Cause”), in each case, within the 24-month period immediately following a Change in Control (as defined in the Ally Financial Inc. Incentive Compensation Plan, a “Change in Control”):

o	Two times the sum of the Participant’s annual base salary and designated annual cash incentive compensation opportunity; and

o	The Participant’s pro-rated designated annual cash incentive compensation opportunity for the year of the Participant’s termination; and

o	A payment equal to 24 months of medical premiums valued at the Participant’s COBRA rate.

2.	In the event of a Qualified Termination of Employment that is not addressed in Paragraph 1:

o	For the CEO, two times annual base salary; and

o	For Purview Executives, one times annual base salary.

Former Sections IV(C), (D), and (E) are re-designated as Sections IV(D), (E), and (F) respectively.

The first paragraph of Section VII is amended in its entirety to read as follows:

The Company has and retains the right to interpret, amend, revise, cancel or terminate the Plan at any time and without prior notice; provided, however, that (i) during the 24-month period immediately following a Change in Control, the Plan may not be amended, revised, cancelled, or terminated if the effect of such action would reduce the rights of any Participant who is a Level III Participant immediately prior to the Change in Control to receive the protections, benefits, and privileges provided to such Level III Participant under the Plan and (ii) no amendment, revision, cancellation, or termination of the Plan may reduce any Participant’s benefits to which he or she has become entitled due to a Qualified Termination of Employment or a Termination of Service without Cause that has already occurred or is about to occur. No representations by anyone may extend the Plan to provide severance packages or benefits not covered by the Plan.

IN WITNESS WHEREOF, Ally Financial Inc. has caused this amendment to be signed and attested by its duly authorized officers as of the 28th day of December, 2017 to be effective as executed herein.

ALLY FINANCIAL INC.

/s/ Gwen L. Gollmer
Gwen L. Gollmer
Executive Director, Benefits

Attest:
/s/ Heather Lysinger
Heather Lysinger
Sr. Benefits Analyst